VOICE MOBILITY CLOSES FINANCING

VANCOUVER, BC, CANADA – December 19, 2006 – Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, today announced it has closed a private placement of 6,851,000 units at a purchase price of Cdn$0.50 per unit for aggregate gross proceeds to the Company of Cdn$3,425,500.

Each unit consists of one common share in the capital of the Company and one-half of one share purchase warrant. Each whole share purchase warrant will entitle the holder to purchase one common share at the price of Cdn$0.65 per share for a period of three years from the closing of the private placement. Additionally, 80,000 finders' units were issued to Raymond James Ltd. on the same terms as noted above and Cdn$128,400 was paid in cash to eight finders.

“We are delighted to see the support and confidence our existing and new shareholders have shown while we completed the private placement,” said Randy Buchamer, CEO, Voice Mobility. “We are confident that we are appropriately funded to successfully implement our business plan.”

The shares and warrants issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933. We have agreed to use our reasonable commercial efforts to file a registration statement in respect of the resale of the shares issued in the private placement and the shares issuable upon the exercise of the warrants on or before the later of (i) December 31, 2006 and (ii) 30 days after the closing of the private placement.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that Voice Mobility is confident that it is appropriately funded to successfully implement its business plan.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with the telecommunications industry; (ii) changes in economic conditions; (iii) the risk that Voice Mobility does not execute its business plan; and (iv) the inability to retain key employees. These forward-looking statements are made as of the date of this news release and Voice Mobility assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Voice Mobility believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Voice Mobility’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov and as filed on SEDAR available at www.sedar.com.